UMB Financial Corporation News Release

P.O. Box 419226

Kansas City, MO 64141-6226

umb.com

//FOR IMMEDIATE RELEASE//

Corporate Communication Contact: Pamela Blase, 816-860-5606

Investor Relations Contact: Begonya Klumb, 816-860-7906

UMB Financial Corp. Announces Third Quarter Results:

Reports Year Over Year Revenue Growth For Second Consecutive Quarter

UMB Also Announces Increase In Dividend

Kansas City, Mo. (October 25, 2005) -- UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced third quarter earnings of $16.2 million or $0.75 per share ($0.75 diluted). This is an increase of $4.2 million or 34.7% compared to the prior year third quarter. Income is higher due to increases in net interest income, higher fee-related income and net gains on the sales/closures of branch facilities offset by a higher effective tax rate.

The company's board of directors also approved an increase in the quarterly dividend to $0.25 per share from $0.22 per share, a 13.6% increase, payable January 3, 2006 to the shareholders of record at the close of business on December 13, 2005.

"Our financial performance in the third quarter clearly demonstrates our focus on growth and shareholder returns," said Mariner Kemper, Chairman and Chief Executive Officer, UMB Financial Corporation. "Commercial Loans continued to lead our growth, with an increase of 33.5% over the same quarter last year. We are implementing a number of strategies to improve overall profitability and effectiveness of our distribution network. These efforts are clearly driving a solid year for UMB."

"We continued to see growth in UMB's fee business and to gain momentum with strong inflows into Scout Mutual Funds. We also announced the consolidation of the Personal Trust and Brokerage divisions, and hired DeAnna Basler, an industry veteran, to lead the newly formed group," said Peter deSilva, President and Chief Operating Officer. "Additionally, UMB Healthcare Services grew to $34 million in deposits following the addition of new healthcare partner Humana. In our consumer business, we launched a successful 'Grab-a-Great-Rate' marketing campaign that resulted in more than $368 million in deposits and more than 5,000 new customers."

Quarter-to-Date

Net interest income for the third quarter of 2005 increased $3.5 million, or 7.7% compared to the same period in 2004 due primarily to higher loan balances. Total loans as of September 30, 2005 increased by 19.3% from September 30, 2004. Loan interest income is up $13.2 million, or 37.7%; followed by a $1.9 million or 10.5% increase in securities interest income as compared to the third quarter of 2004.

Noninterest income increased $7.7 million, or 13.6%, for the three months ended September 30, 2005 compared to the same period in 2004. The increase was primarily due to gains on the sale of branches in 2005, higher trust and securities processing fees and higher service charges on deposits. Trust and securities processing income is $1.8 million, or 9.4% higher and service charges on deposits increased by $2.1 million, or 11.4%, over the same period in 2004. Net gain on the sales and closures of banking facilities was $4.8 million in the third quarter of 2005 as compared to $1.8 million in the third quarter of 2004. Excluding these items in both years, our third quarter net income would have increased approximately 20.9%. A table reconciling GAAP net income for these items for the quarter and year to date is included with this release to provide a clear portrayal of year over year operating results.

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Noninterest expense increased $3.0 million, or 3.5%, for the three months ended September 30, 2005 compared to the same period in 2004. This increase is due to higher processing fees, bankcard expenses and losses on deposit accounts.

The effective tax rate was 26.7 percent in the third quarter of 2005 as compared to 10.4 percent in the third quarter of 2004. The increase in the effective tax rate is a result of net tax-exempt income representing a smaller percentage of total income and a reduction in rehabilitation tax credits from 2004. In the third quarter of 2004, the company recorded a $1.8 million federal rehabilitation tax credit.

For the three months ended September 30, 2005, average loans were $3.26 billion compared to $2.82 billion for the same period in 2004. As of September 30, 2005, UMB had total shareholders' equity of $831 million compared to $820 million at September 30, 2004.

The quality of the company's loan portfolio remains high as nonperforming loans at September 30, 2005 totaled $9.7 million compared to $12.6 million a year earlier a 23% improvement. As a percentage of total loans, nonperforming loans decreased to 0.29 percent of loans as of September 30, 2005 compared to 0.45 percent of loans as of September 30, 2004. Nonperforming loans are defined as non-accrual loans and loans more than 90 days past due. The company's allowance for loan losses totaled $39.7 million or 1.18 percent of total loans as of September 30, 2005, compared to $45.1 million, or 1.60 percent of total loans as of September 30, 2004.

Year-to-Date

Earnings for the nine months ended September 30, 2005 were $41.4 million or $1.92 per share ($1.91 diluted). This is an increase of $10.2 million or 32.7 percent compared to prior year earnings of $31.2 million or $1.44 per share ($1.43 diluted).

Net interest income for the year to date September 30, 2005 increased $5.9 million, or 4.4%, compared to the same period in 2004 due primarily to higher loan balances and yields. Net interest margin was 3.17 percent for the year to date September 30, 2005 compared to 3.13 percent for the same period in 2004.

Noninterest income increased $19.4 million, or 11.3%, for the nine months ended September 30, 2005 compared to the same period in 2004. The increase was driven primarily by one-time gains, as well as an increase in trust income and service charge income. Trust income increased by $5.2 million, or 9.2% due primarily to increases in assets under management. Service charge income increased $4.4 million, or 8.0% mainly because of a $5.9 million increase in overdraft and non-sufficient fund fees, partially offset by a decrease in corporate service charge income. Net gains of $8.8 million were recognized in 2005 mostly attributable to the sales and closures of banking facilities. In 2004, a $1.8 million gain was recognized on the sale of a parking lot in downtown Kansas City. There was a $2.8 million increase related to the sale of employee benefit accounts in 2004 due to income recognized from the final earn out payment received in 2005. Finally, excluding one-time items in both years, our net income would have increased 22.9% year-over-year.

Noninterest expense increased $8.8 million, or 3.3%, for the year to date September 30, 2005 compared to the same period in 2004 mostly due to the implementation of a voluntary separation (early retirement) plan. This plan resulted in a one-time charge of approximately $4.4 million related to 102 employees who accepted the offer. Other increases resulted from higher processing fees, bankcard expenses, contributions and deposit account charge-offs partially offset by decreases in marketing and business development expenses.

The company plans to host a conference call to discuss its third quarter results on October 26, 2005, at 4 p.m. (CST). Interested parties may access the call by dialing U.S. (toll-free) 877-407-8031 or access the following Web link to the live call: www.vcall.com/CEPage.asp?ID=95035 or visit www.umb.com.

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Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements rely on a number of assumptions concerning future events and are subject to risks and uncertainties, which could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release, any exhibits to this press release and other public statements we make. While management of UMB believes their assumptions are reasonable, UMB cautions that material changes in interest rates, general economic conditions, competition in the financial services industry, and other risks and uncertainties detailed in UMB's filings with the Securities and Exchange Commission, may cause actual results to differ materially from those discussed in this release.  UMB has no duty to update such statements, and undertakes no obligation to update or supplement forward-looking statements that become untrue because of new information, future events or otherwise.

Non-GAAP Financial Measures:

Certain financial measures contained in this press release exclude unusual gains and losses relating to the sales and closures of banking facilities, the sale of employee benefits accounts and the voluntary separation plan. Financial measures which exclude those items have not been determined in accordance with generally accepted accounting principles and are therefore "non-GAAP" financial measures. Management of UMB believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations.  These non-GAAP measures should not be considered a substitute for GAAP-basis measures and results.  Our non-GAAP measures may not be comparable to non-GAAP measures of other companies.  The attached Non-GAAP Reconciliation Table provides a reconciliation of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP.

About UMB:

UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Mo., offering complete banking and related financial services to both individual and business customers. Its banking subsidiaries own and operate 139 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska in addition to a loan production office in Arizona. Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South Dakota, and single-purpose companies that deal with brokerage services, consulting services and insurance.

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UMB Financial Corporation
Non-GAAP Reconciliation Schedule
(unaudited, dollars in thousands)
The following tables present the reconciliation of non-GAAP financial measures to reported GAAP financial measures.
	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
As reported
Net Interest Income after provision	$ 47,271	$ 43,348	$ 137,182	$128,803
Noninterest Income	64,736	56,991	190,967	171,587
Noninterest Expense	89,936	86,931	271,162	262,412
Income tax provision	5,900	1,400	15,624	6,798

Net Income after taxes	16,171	12,008	41,363	31,180

Adjustments
Noninterest Income
Other gains, net	4,801	1,837	8,772	1,852
Gains on sale of employee benefit accounts	-	-	3,600	764

Noninterest Expense
Voluntary Separation Plan	-	-	(4,400)	-

Total Adjustments pre-tax	4,801	1,837	7,972	2,616
Less: Income Taxes	1,728	661	2,870	942
After Tax Adjustments to GAAP	3,073	1,176	5,102	1,674

Adjusted Net Income	$ 13,098	$ 10,832	$ 36,261	$ 29,506

The above table presents the variation in net income on an as reported (GAAP) basis and excluding certain unusual gains and losses relating to the sales and closures of banking facilities, the sale of employee benefits accounts and the voluntary separation plan. The press release includes commentary that compares such GAAP and Non-GAAP financial measures.